Exhibit 4.3

                        EASTERN VIRGINIA BANKSHARES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN


                                    ARTICLE 1

                                     PURPOSE

         The Eastern Virginia Bankshares, Inc. Employee Stock Purchase Plan (the "Plan") is created for the purpose of encouraging stock ownership by employees of Eastern Virginia Bankshares, Inc. (the "Company") and its subsidiaries so that they may share in the growth of the Company by acquiring or increasing their proprietary interest in the Company.

                                    ARTICLE 2

                           ADMINISTRATION OF THE PLAN

         The Plan shall be administered by the Company. The interpretation and construction of any provision of the Plan shall be made by the Company and shall be final and conclusive. The Company may adopt, from time to time, such rules and regulations as it deems appropriate for carrying out the Plan. No officer, director or employee of the Company who is charged with the administration of the Plan on behalf of the Company shall be liable for any action or determination made in good faith with respect to the Plan.

                                    ARTICLE 3

                               ELIGIBLE EMPLOYEES

         All full-time employees of the Company and its subsidiaries who are eighteen years of age or older will be eligible to participate in the Plan.

                                    ARTICLE 4

                             SHARES TO BE PURCHASED

         The stock subject to purchase by eligible employees under the Plan shall be shares of the common stock, $2.00 par value, of the Company (the
"Shares"), which will be purchased in accordance with the Plan. The aggregate number of Shares authorized for issuance under the Plan is 1,000.

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                                    ARTICLE 5

                               PAYROLL DEDUCTIONS

         Eligible employees, upon entering the Plan, shall authorize payroll deductions to be made for the purchase of Shares. The deduction may be for any amount, so long as it is not less than $10.00 nor more than $1,000.00 per pay period. The employee may authorize increases or decreases in the amount of payroll deductions. In order to effect such a change in the amount of the payroll deductions, the Company must receive notice of such change 15 days prior to the commencement of the relevant pay period. The Company will accumulate and hold for the employee's account the amounts deducted from the employee's pay. No interest shall be paid on such amounts. All participating employees assume the risk of fluctuations in the market price of the Shares.

         Once one or more Shares have been purchased for a participating employee in accordance with Article 8 below, and one or more Shares have been registered in book-entry form for the benefit of the participating employee in accordance with Article 9 below, the authorization of any payroll deductions under this Plan will terminate.

                                    ARTICLE 6

                              EMPLOYER CONTRIBUTION

         The Company will not match any portion of the employee contribution. The Company will pay (i) all brokerage commissions relating to the purchase of the Shares under the Plan and (ii) all administrative costs associated with the implementation and operation of the Plan.

                                    ARTICLE 7

                       AUTHORIZATION FOR ENTERING THE PLAN

         An eligible employee may enter the Plan by completing, signing and delivering to the Company an enrollment form provided by the Company, which will simultaneously enroll the employee into the Company's Dividend Reinvestment and Stock Purchase Plan (the "DRIP"), as described in the DRIP Prospectus dated August November 1, 2002, a copy of which is attached hereto as Exhibit A. Authorization for participation in the Plan with respect to an employee will take effect as of the next practicable payroll period following the Company's receipt of a completed enrollment form. Authorization for participation in the DRIP with respect to an employee will take effect as of the day of the issuance of at least one share of the Company's common stock to the employee.

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                                    ARTICLE 8

                               PURCHASE OF SHARES

         All Shares purchased under the Plan shall be purchased quarterly either from the Company at the value determined in accordance with the terms of the DRIP, in the open market, or in privately negotiated transactions. The Company, or its subsidiaries, as the case may be, shall remit the total amount of employee payroll deductions on each payroll date to the Plan administrator for the purchase of Shares on behalf of participating employees. The Shares so purchased, including fractional Shares, shall be allocated to the individual accounts of employees based upon the purchase price of the Shares and the amounts contributed by or on behalf of the employee, except that the initial purchase shall be at least one full Share. The number of Shares held in an employee's account shall be adjusted in the event of a stock split, stock dividend, recapitalization or similar adjustment in the Company's common stock.

                                    ARTICLE 9

                               ISSUANCE OF SHARES

         The Shares purchased under the Plan shall be held by the Plan administrator in book-entry form for the benefit of the participating employee. To the extent that the participating employee is a participant also in the DRIP, the Plan administrator, for record-keeping and related purposes, may combine all Shares held by it for the employee's benefit under the Plan with all shares of the Company's common stock held by the DRIP administrator for the employee's benefit under the DRIP. Participating employees shall receive quarterly statements from the Plan administrator or the DRIP administrator, which will evidence all activity in the accounts that have been established on their behalf under the Plan and the DRIP. Certificates for fractional Shares will not be issued. An employee shall have all of the rights of a shareholder of the Company with respect to the Shares held in the employee's account.

                                   ARTICLE 10

                         AUTOMATIC DIVIDEND REINVESTMENT

         Any cash dividends paid by the Company with respect to Shares purchased under the Plan by participating employees shall be automatically reinvested in Shares of the Company according to the terms of the DRIP.

                                   ARTICLE 11

                     SALE OF SHARES PURCHASED UNDER THE PLAN

         Any employee may sell at any time all or any portion of the Shares acquired under the Plan and held in the employee's account. The employee must request physical delivery of the share certificate from the Plan administrator or the DRIP administrator, initiate the sale through a broker of the employee's choice, and pay the broker's commission and any other expenses

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incurred  with regard to the sale of the Shares.  The Company  does not offer to purchase Shares directly from any employee. All such sales of the Shares will be subject to compliance with any applicable federal or state securities, tax or other laws.

                                   ARTICLE 12

                            WITHDRAWAL FROM THE PLAN

         An employee may terminate participation in the Plan effective as of the first day of any pay period by delivering a written notice of withdrawal to the employee's payroll office at least 15 days prior to such date. In the event that an employee terminates participation in the Plan, such employee may not recommence participation in the Plan for a period of 90 days from the date of such termination. Upon termination of participation by an employee in the Plan, the employee will remain a participant in the DRIP, unless a separate written notice of withdrawal is delivered to the DRIP administrator. Upon withdrawal from the DRIP, the employee will receive a certificate for the whole Shares held in the employee's account under both the Plan and the DRIP.

                                   ARTICLE 13

                            NO TRANSFER OR ASSIGNMENT

         An employee's right to purchase Shares under the Plan through employee payroll deductions is the employee's alone and may not be exercised by, or transferred or assigned to, any other person.

                                   ARTICLE 14

                         TERMINATION OF EMPLOYEE RIGHTS

         An employee will be deemed to have withdrawn from the Plan, and all of the employee's rights under the Plan (other than rights to acquire or dispose of the Shares held in the employee's account in accordance with the final sentence of Article 12 above) will terminate, when the employee ceases to be employed by the Company or its subsidiaries due to disability, retirement, resignation, death, termination with or without cause or any other reason. If an employee's payroll deductions are interrupted by any legal process, the employee will be deemed to have withdrawn from the Plan as of the day the interruption occurs.

                                   ARTICLE 15

                      TERMINATION AND AMENDMENT TO THE PLAN

         The Plan may be amended, modified or terminated at any time by the Company's Board of Directors. Upon any termination of the Plan, all payroll deductions not used to purchase Shares will be refunded.

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                                   ARTICLE 16

                                  MISCELLANEOUS

         Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any employee any right to continue in the employ of the Company or its subsidiaries, or in any way affect any right and power of the Company or its subsidiaries to terminate the employment of any employee at any time with or without assigning a reason therefor. The Plan shall be binding on all successors and permitted assigns of an employee, including, but not limited to, the estate of the employee and the executor, administrator or trustee of such estate, and the guardians or legal representative of the employee. The validity, construction and effect of the Plan and any actions taken or related to the Plan shall be determined in accordance with the laws of the Commonwealth of Virginia and applicable federal law.

                                   ARTICLE 17

                                 EFFECTIVE DATE

         The Plan shall be effective as of November 1, 2002.

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                                    Exhibit A



PROSPECTUS
November 15, 2002


                        EASTERN VIRGINIA BANKSHARES, INC.
                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                         353,473 SHARES OF COMMON STOCK


Dear Shareholders:

         We are pleased to send you this prospectus describing the Dividend Reinvestment and Stock Purchase Plan of Eastern Virginia Bankshares, Inc. The Plan offers our shareholders the opportunity to purchase shares of our common stock with automatically reinvested dividends and additional cash payments, without payment of brokerage commissions, fees or service charges.

         Shares of common stock purchased with reinvested dividends and cash payments will be purchased either from us at the value determined by the Plan, in the open market, or in privately negotiated transactions. Dividends will be reinvested when paid by us, and shareholders who choose to participate in the Plan must participate with respect to all shares registered in their names. In addition, shares may be purchased with optional cash payments. As long as you are automatically reinvesting your dividends in the Plan, you may make optional cash payments at any time, but these payments may not be less than $10 per payment or total more than $5,000 per calendar quarter. We pay all brokerage commissions, fees and service charges and other expenses in connection with the Plan.

         You may enroll in the Plan at any time by completing an Authorization Card and returning it to Eastern Virginia Bankshares, the Plan's administrator.

         If you choose not to participate in the Plan, you will continue to receive cash dividends, when and if declared by our Board of Directors. The Plan does not represent a change in our dividend policy or a guaranty of future dividends. The declaration of dividends by our Board of Directors will continue to depend on earnings, financial requirements and other factors.

         We are offering shares of our common stock under this prospectus only to residents of Virginia and other states where the shares that we are offering have been registered under applicable securities laws or where an exemption from registration exists. A listing of those states is available from us or the Plan's administrator upon request.

         Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

         This prospectus describes the Plan as currently in effect, and you are urged to read it carefully before deciding whether to participate.

                                   Sincerely,




                                   Joe A. Shearin
                                   President and Chief Executive Officer

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                       WHERE YOU CAN FIND MORE INFORMATION

         Our corporate office is located at 217 Duke Street, in Tappahannock, Virginia 22560, and our telephone number is (804) 443-8421.

         Eastern Virginia Bankshares, Inc., which we will refer to as we, us or our, is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the SEC's public reference room facility located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at HTTP://WWW.SEC.GOV that contains reports, proxy and information statements and other information regarding issuers, including Eastern Virginia Bankshares, Inc., that file documents with the SEC electronically through the SEC's electronic data gathering, analysis and retrieval system known as EDGAR.

         Our common stock is traded on Nasdaq SmallCap Market under the symbol "EVBS". Our reports, proxy and information statements may also be reviewed at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, NW, Washington, D.C. 20006.

         This prospectus is part of a registration statement filed by us with the SEC. Because the rules and regulations of the SEC allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all information set forth in the registration statement. You may review the registration statement and the exhibits filed with such registration statement for further information regarding us and the shares of our common stock being sold by this prospectus. The registration statement and its exhibits may be inspected at the public reference facilities of the SEC at the addresses set forth above.

             INCORPORATION OF INFORMATION THAT WE FILE WITH THE SEC

         The SEC allows us to "incorporate by reference" information we file with the SEC. This means:

         o        incorporated documents are considered part of this prospectus;
                  and

         o we can disclose important information to you by referring you to those documents.

         We incorporate by reference the documents listed below which have been filed with the SEC:

         o        Our Annual Report on Form 10-K for the year ended December 31,
                  2001.

         o Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2002, June 30, 2002 and September 30, 2002.

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         o        Our  Current  Reports on Form 8-K filed on August 13, 2002 and
                  August 20, 2002.

         o        The   description   of  our  common   stock   contained  in  a
                  registration statement on Form 8-A, dated December 29, 1997.

        We also incorporate by reference all documents filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering.

        We will promptly provide without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to:

                                Ronald L. Blevins
                             Chief Financial Officer
                        Eastern Virginia Bankshares, Inc.
                                 P. O. Box 1455
                             Tappahannock, VA 22560
                            Telephone: (804) 443-8423
                            Facsimile: (804) 445-1047

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. No one else is authorized to provide you with different information. We are not making an offer of shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents because our financial condition and results may have changed since that date.

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


                             DESCRIPTION OF THE PLAN

         The following, in question and answer form, describes the provisions of the Plan. Those holders of shares of our common stock who do not wish to participate in the Plan will receive cash dividends by check, if and when declared by our Board of Directors.

Purpose and Advantages

         1.       What is the purpose of the Plan?

         The purpose of the Plan is to provide eligible shareholders with a means of investing cash dividends and additional cash payments in shares of our common stock, without payment of brokerage commissions, service charges or other expenses. In the case of shares purchased directly from us, we will receive additional funds for our general corporate purposes.

         2.       What are the advantages of the Plan?

         Participants in the Plan may:

         o Reinvest all of their dividends and invest optional cash payments without brokerage commissions or other charges.

         o        Avoid  safekeeping   requirements  and  record-keeping   costs
                  through the free custodial service and reporting provisions of the Plan.


Participation

         3.       Who is eligible to participate?

         Any record holder of shares of our common stock is eligible to participate in the Plan. A holder of record is a person who owns shares of our common stock registered in his or her name on our records. A shareholder must participate with respect to all of the shares of common stock registered in his or her name. A shareholder whose stock is registered in the name of a broker or other nominee may participate in the Plan with the consent and cooperation of the broker or other nominee.

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         4.       How does an eligible shareholder become a participant?

         An eligible shareholder of record may join the Plan by signing the Authorization Card and returning it to the Plan's administrator. An Authorization Card may be obtained at any time by request to the Plan's administrator or to us. (See Question #8 on page 7 for the address of the Plan's administrator). A shareholder whose stock is registered in the name of a broker or other nominee should contact that broker or other nominee for their procedures.

         5.       When may a shareholder join the Plan?

         An eligible shareholder may join the Plan at any time.

         If an Authorization Card specifying reinvestment of dividends is received by the Plan's administrator on or before the record date established for payment of a particular dividend, reinvestment will start with that dividend payment. If the Authorization Card is received after the record date established for a payment of a particular dividend, the reinvestment of dividends will begin with the next dividend. (See Question #13 on page 8 for information concerning the investment of optional cash payments.)

         6.       What does the Authorization Card provide?

         The Authorization Card allows you to indicate that you wish to participate in the Plan.

         Dividends on all shares purchased for your account under the Plan, whether through dividend reinvestment or optional cash payments will be automatically reinvested in additional shares of our common stock, unless the shares are withdrawn from the Plan. (See Questions #17 and 18 on page 10 for further information)

         7. May a Participant elect to participate in the optional cash payment feature after initial enrollment?

         Yes. If a Participant initially elects to participate through the reinvestment of dividends, and later decides to participate also in the optional cash payment feature, the Participant may do so. (See Question #13 on page 8 for information on how to make optional cash payments.)

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Administration

         8.       Who administers the Plan for Participants?

         Eastern Virginia Bankshares administers the Plan for Participants, arranges for custody of share certificates, keeps records, sends statements of account to the Participants and performs other duties relating to the Plan. All correspondence relating to the Plan should include your account number and should be addressed as follows:

                        Eastern Virginia Bankshares, Inc.
                            Stock Transfer Department
                                 217 Duke Street
                                  P.O. Box 1455
                             Tappahannock, VA 22560


         You may call the Plan's administrator at (804) 443-8421, if you have any questions.

         (See Question #25 on page 12 for additional information regarding the responsibilities of the Plan's administrator.) Other inquiries regarding Eastern Virginia Bankshares should be directed to Ronald L. Blevins, Chief Financial Officer, Eastern Virginia Bankshares, Inc., P.O. Box 1455, Tappahannock, VA 22560.

Costs

         9. Are there any expenses to Participants in connection with purchases under the Plan?

         No. Participants will not incur any brokerage commissions or service charges when purchasing shares under the Plan. We will pay all costs of administration of the Plan. (See Question #19 on page 11 concerning Participant expenses for the liquidation of a fractional interest.)

Purchase of Shares

         10. How many shares of our common stock will be purchased for Participants?

         If you become a Participant in the Plan, the number of shares that we will purchase for your account depends on the amount of your dividends and your optional cash payments, and the market price of our common stock. Your account will be credited with that number of shares, including fractional interests computed to four decimal places, equal to the total amount to be invested, divided by the applicable purchase price per share. (See Question #11 below for an explanation of the purchase price.)

         11. When and at what price will shares of our common stock be purchased under the Plan?

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         Purchases with reinvested dividends and optional cash payments will be made on the applicable dividend record date and delivered to the participant on the applicable dividend payment date. Participants will become owners of the shares purchased for them under the Plan on the date that the shares are purchased; however, for federal income tax purposes, the holding period will commence on the following day. (See Question #21 on page 11 for an explanation of federal income tax consequences.)

         At our option, shares of our common stock will be purchased either from us, in the open market or in privately negotiated transactions. The purchase price of shares of our common stock purchased directly from us with reinvested dividends or optional cash payments will be determined by taking 100% of the average of the last sales prices of the shares of our common stock, as reported on the Nasdaq SmallCap Market or other authoritative sources, for the preceding three days in which trades of the shares of our common stock took place before the applicable record date. If that information is not available within the 30-day period immediately preceding the record date, we will use the average of the bid and asked prices of the shares of our common stock on the day before the applicable record date. Shares of our common stock purchased with reinvested dividends or optional cash payments in the open market will be purchased at the market price on the applicable dividend record date.

         No purchases may be made directly from us if the purchase price per share is less than the par value of shares of our common stock, $2.00 per share. In that event, any optional cash payments received or any dividends payable, and not previously invested, will be used to purchase shares of our common stock in the open market.

         12. Will certificates be issued for shares of our common stock purchased under the Plan?

         Unless requested by a Participant, separate certificates for shares of our common stock purchased under the Plan will not be issued to Participants. Certificates for shares purchased will be held by the Plan's administrator in book-entry form for the benefit of the Plan's Participants. The number of shares purchased for your account under the Plan will be shown on your statement of account. This feature protects against loss, theft or destruction of stock certificates.

         Certificates for any number of whole shares credited to a Participant's account under the Plan will be issued without charge upon the Participant's written request. Any remaining full shares and fractional interests will continue to be credited to the Participant's account. Certificates representing fractional interests will not be issued under any circumstances. (See Question #18 on page 10 for instructions on certificate issuance.)

         13.      Who will be eligible to make optional cash payments?

         Eligible shareholders who are reinvesting all of their dividends and who have submitted a signed Authorization Card are eligible to make optional cash payments under the Plan at any time. Except as provided in the following sentence, we will apply any optional cash payments received

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

from a Participant on or before a record date to the purchase of shares of our common stock for the account of the Participant. Optional cash payments received after a record date may be held for investment on the next record date.

         An initial optional cash payment may be made by a Participant when enrolling in the Plan by enclosing a check or money order with the Authorization Card. Checks or money orders for optional cash payments to be invested pursuant to the Plan should be made payable to "Eastern Virginia Bankshares, Administrator" and returned along with the Authorization Card in the envelope provided. As long as the Participant continues to reinvest his or her dividends, the Participant may make optional cash payments at any time by sending them to the Plan's administrator at the address set forth in Question #8 on page 7.

         Please include your Plan account number on your check or money order. No interest will be paid on any optional cash payments. A Participant may have his or her cash payments returned without investment in the Plan by written request delivered to the Plan's administrator before the record date.

         14.      What are the limitations on making optional cash payments?

         A Participant must be reinvesting his or her dividends in order to make optional cash payments. The same amount of money need not be sent each quarter, and you are under no obligation to make an optional cash payment in any quarter. Optional cash payments made on behalf of any owner must not be less than $10 per payment or total more than $5,000 in any calendar quarter. We reserve the right, in our sole discretion, to determine who is an owner for purposes of the foregoing restrictions and, without limitation, to determine whether optional cash payments on behalf of any particular owner total more than $5,000 in any calendar quarter.

Reports to Participants

         15. What kind of reports will be sent to Participants in the Plan?

         As soon as practicable after each purchase, a Participant will receive a report of all transactions since the last report. The report will include a statement of the number of shares allocated to the Participant's account, the amount of dividends received that are allocable to that Participant, the amount of shares of our common stock purchased and the price paid. These reports will provide a record of the cost of purchase under the Plan and should be retained for tax purposes. In addition, each Participant will receive copies of our annual and quarterly reports to shareholders, proxy statements and information for income tax reporting purposes.

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Dividends

         16. Will Participants be credited with dividends on shares held in their accounts under the Plan?

         Yes. The Plan's administrator will receive dividends for all shares held in the Plan on a dividend record date and will credit those dividends to Participants' accounts on the basis of full shares and fractional interests credited to those accounts. The dividends will be automatically reinvested in additional shares of our common stock.

Discontinuation of Dividend Reinvestment

         17.      How  does  a  Participant   discontinue  the  reinvestment  of
                  dividends under the Plan?

          A Participant may discontinue the reinvestment of dividends under the Plan by notifying the Plan's administrator in writing. Any notice of withdrawal received after a dividend record date will not be effective until dividends paid for that record date have been reinvested and the shares purchased have been credited to the Participant's Plan account. The discontinuance of the reinvestment of dividends will result in the Participant's complete withdrawal from the Plan, and the Participant will not be permitted to make any further optional cash payments.

Withdrawal of Shares in Plan Accounts

         18. How may a Participant withdraw shares purchased under the Plan?

         A Participant who has purchased shares of our common stock under the Plan may withdraw all of his or her shares from his or her Plan account by notifying the Plan's administrator in writing. This notice should be mailed to the Plan's administrator at the address set forth in Question #8 on page 7. A Participant may not withdraw less than all of his or her shares from the Plan.

         A Participant who changes his place of residence must promptly notify the Plan's administrator of the change of address. (See Question #25 on page 12.) If a Participant moves to a state where the shares offered pursuant to the Plan are not registered or exempt from registration under applicable securities law, that Participant will be deemed to have withdrawn from the Plan as to all shares held by the Participant in the Plan.

         Certificates for whole shares of our common stock withdrawn from the Plan will be registered in the name of and issued to, the Participant. Certificates representing fractional interests will not be issued, and the Plan will not sell any shares of common stock for the Participant. Any notice of withdrawal received after a dividend record date will not be effective until dividends paid for that record date have been reinvested and the shares credited to the Participant's Plan account.

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

         19. What happens to any fractional interest when a Participant withdraws all shares from the Plan?

         Participants will not receive a payment for any fractional interest in the Plan.

         20. What happens to a Participant's Plan account if all shares in the Participant's own name are transferred or sold?

         If you dispose of all shares of our common stock registered in your own name, the Plan's administrator will continue to reinvest the dividends on the shares held in your Plan account, unless you also withdraw or sell all shares held in your account under the Plan.

Federal Income Tax Consequences

         21. What are the federal income tax consequences of participation in the Plan?

         The Plan does not offer a discount for purchases of shares of our common stock with reinvested dividends. In the absence of a discount feature, the Internal Revenue Service has ruled that shareholders participating in dividend reinvestment plans are treated for federal income tax purposes as having received the full amount of the cash distribution that was payable, even though the shareholder received no cash, but instead received credit for stock of equivalent value.

         To the extent distributions by us to our shareholders are treated as made from our earnings and profits, the distributions will be dividends taxable as ordinary income. At the present time, we expect to have sufficient earnings and profits so that participating shareholders can expect that the full amount of any distribution under the Plan will be taxable as a dividend.

         In the case of corporate shareholders, the full amount of dividends reinvested will be eligible for the dividends-received deduction available under the Internal Revenue Code.

         In the case of foreign shareholders whose taxable income under the Plan is subject to federal income tax withholding and in the case of any other shareholders as to whom federal income tax withholding on dividends is required, we will make dividend reinvestment net of the amount of tax required to be withheld.

         The tax basis of any shares acquired through the Plan will be the purchase price on the applicable purchase date. The holding period for shares acquired through the Plan will begin on the day after the purchase date.

         Participants should consult their own tax advisors as to the tax consequences of Plan transactions. Certain tax information will be provided to Participants by the Plan's administrator as described in Question #15 on page 9.

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Other Information

         22. What happens if we have a common stock rights offering, issue a stock dividend or declare a stock split?

         Participation in any rights offering will be based upon both the shares registered in Participants' names and the shares (including fractional interests) credited to Participants' Plan accounts. Any stock dividend or share resulting from stock splits with respect to full shares and fractional interests credited to Participants' accounts will be added to their accounts. Any securities other than shares of our common stock or rights to subscribe for securities other than shares of our common stock received in respect of the shares held in the accounts of Participants will be distributed by the Plan's administrator to the Participants and will not become part of the Plan.

         23. How will a Participant's Plan shares be voted at a meeting of shareholders?

         All shares of our common stock credited to your account under the Plan will be voted as you direct. If on the record date for a meeting of shareholders there are shares credited to your account under the Plan, you will be sent the proxy material for that meeting. When you return an executed proxy, it will be voted with respect to all shares credited to you. Or, if you elect, you may direct the vote of all of your shares in person at the shareholders' meeting.

         24. What procedures should be followed to sell or pledge shares held in the Plan?

         A Participant who wishes to sell or pledge shares from his or her account must request the withdrawal of such shares as described in Question #18 on page 10.

         25.      What is the responsibility of the Plan's administrator?

         The Plan's administrator receives the Participants' dividend payments, invests the amounts in additional shares of our common stock, maintains continuing records of each Participant's account, and advises Participants as to all transactions in and the status of their accounts. The Plan's administrator acts in the capacity of agent for each Participant.

         All notices from the Plan's administrator to a Participant will be addressed to the Participant at his or her last address of record with the Plan's administrator. The mailing of a notice to a Participant's last address of record will satisfy the Plan's administrator's duty of giving notice to that Participant. Participants must promptly notify the Plan's administrator of any change of address.

         The Plan's administrator, a Participant's nominee or nominees, and we will not have any responsibility for acts taken or not taken in connection with the Plan, including, for example, any claim for liability arising out of failure to terminate a Participant's account upon the Participant's death or adjudicated incompetency prior to receipt of notice in writing of such death or adjudicated incompetency. In addition, these parties will not have any duties, responsibilities or liabilities except for those for which the Plan expressly provides.

         The Participant should recognize that neither we nor the Plan's administrator can provide any assurance that shares purchased under the Plan will be worth, at any particular time, more or less than their purchase price.

         All transactions in connection with the Plan, including the optional cash payments feature, shall be governed by the laws of the Commonwealth of Virginia.

         26.      May the Plan be changed or discontinued?

         While we hope to continue a dividend reinvestment and stock purchase plan indefinitely, our Board of Directors reserves the right to suspend or terminate the Plan at any time. It also reserves the right to make modifications to the Plan. Participants will be notified of any suspension, termination or modification. We also may adopt reasonable procedures for the administration of the Plan.


                                 USE OF PROCEEDS

         We do not know the number of shares of our common stock that ultimately will be purchased under the Plan or the prices at which shares will be sold. The net proceeds from the sale of shares of our common stock offered under the Plan will be added to the general funds and used for general corporate purposes.


                                 INDEMNIFICATION

         Our Articles of Incorporation, as well as the statutes of the Commonwealth of Virginia, contain provisions providing for the indemnification of our directors and officers against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended.

         To the extent that indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                     EXPERTS

         The consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, which we have incorporated by reference into this prospectus, have been audited by Yount, Hyde & Barbour, P.C., independent auditors, as stated in their report included in the Annual Report, and have been incorporated by reference in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

         Documents that we have not yet filed and that we have incorporated by reference into this prospectus will include financial statements, related schedules (if required) and auditors' reports. Those financial statements and schedules will have been audited to the extent and for the periods set forth in those reports by the firm or firms rendering the reports, and, to the extent so audited and consent to incorporation by reference given, will be incorporated by reference in reliance upon those reports given upon the authority of the firm or firms as experts in accounting and auditing.


                                  LEGAL OPINION

         Williams, Mullen, Clark & Dobbins, P.C., will pass upon the validity of the shares of our common stock to be issued by us pursuant to the Plan.

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
========================================================    ======================================================

We have not authorized any dealer, salesperson or
other person to give any information or to represent
anything not contained in this prospectus. You must
not rely on any unauthorized information or
representations. This prospectus is an offer to sell
[LOGO] only the securities offered hereby, but only                               [LOGO]
in the jurisdictions where it is lawful to do so. The
information contained in this prospectus is current
only as of November 15, 2002.

         ---------------------------

                                                                          DIVIDEND REINVESTMENT AND
                   Table of Contents                                         STOCK PURCHASE PLAN
                                                Page

Where You Can Find More Information...............3
Incorporation of Information that We File
   with the SEC...................................3                            353,473 Shares
Description of the Plan
     Purpose and Advantages.......................5                             Common Stock
     Participation................................5
     Administration...............................7
     Costs........................................7                           ($2.00 Par Value)
     Purchase of Shares...........................7
     Reports to Participants......................9
     Dividends...................................10
     Discontinuation of Dividend
       Reinvestment..............................10                          __________________
     Withdrawal of Shares in Plan
       Accounts..................................10                              PROSPECTUS
     Federal Income Tax Consequences.............11                          __________________
     Other Information...........................12
Use of Proceeds..................................13
Indemnification..................................13
Experts..........................................13
Legal Opinion....................................14
                                                                           Dated November 15, 2002

========================================================    ======================================================

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